Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports 7% Sales Growth and Record Backlog
in Third Quarter Fiscal 2019 and Provides Sales Guidance

MILTON, N.Y., January 14, 2019 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fiscal 2019 third quarter and year-to-date period ended November 30, 2018.

Financial Highlights

  Net sales increased 7% to $3.2 million in the quarter and were up 7% to $8.7 million for the year-to-date period
  Backlog more than doubled and reached a record level of $3.0 million at quarter end, which includes an order for the Company’s highest value ultrasonic coating machine to date
  Advancing market position in China fuel cell market: shipped three ultrasonic coating solutions to new fuel cell customers during the quarter

“The effectiveness of our efforts to provide application engineering expertise and more complete subsystems increased customer demand for custom-designed, higher value, complex machines as well as higher demand from original equipment manufacturers for application-focused subsystems,” commented
Dr. Christopher L. Coccio, Chairman and CEO. “In particular, we are pleased with our early prospects in the Alternative Energy market in China, having shipped three ultrasonic coating solutions to new fuel cell customers during the third quarter. We expect that over the long term, demand from this market is poised for substantial growth as the industry continues to scale up from R&D prototype production to low rate production.”

Dr. Coccio concluded, “We expect solid mid-single digit sales growth for fiscal year 2019 including the impact of lighter fourth quarter shipments due to timing. Fourth quarter fiscal 2019 sales are expected to be generally in line with the prior year’s period. Fiscal 2020 should be another year of solid sales growth given our robust pipeline of opportunities and record backlog.”

Year-to-Date Fiscal 2019 Results (Narrative compares with prior-year period unless otherwise noted)

	Nine Months Ended November 30,		Change
	2018	2017	$	%
Net Sales	$8,674,000	$8,114,000	560,000	7%
Gross Profit	3,912,000	3,951,000	(39,000)	(1%	)
Gross Margin	45.1%	48.7%
Operating Income	$96,000	$299,000	(203,000)	(68%	)
Operating Margin	1.1%	3.7%
Net Income	$101,000	$265,000	(164,000)	(62%	)
Net Margin	1.2%	3.3%
Diluted Earnings Per Share	$0.01	$0.02
Weighted Average Shares - Diluted	15,284,000	15,074,000

The net sales growth in the year-to-date period was driven primarily by increased demand of highly customized, more complex systems from the Alternative Energy and Medical markets. As expected, third quarter sales were measurably stronger to Alternative Energy customers driving this market’s year-to-date sales up 41% to $1.6 million.

Use of the Company’s development laboratory by customers to develop their products and validate the capabilities of Sono-Tek’s coating technologies has recently reached record levels. In particular, the Medical industry has been especially active in the Company’s lab and, as a result of providing application engineering expertise along with paid coating services, helped drive year-to-date Medical market sales of $2.7 million, up 20%.

In the first nine months of fiscal 2019, approximately 62% of sales originated outside of the United States and Canada compared with 57% in the prior-year period.

From a product sales perspective, year-to-date Multi-Axis Coating Systems increased $797,000, or 26%, to $3.8 million as a result of higher sales of more complex, highly engineered and higher value machines primarily for the Medical and Alternative Energy markets. OEM Systems were up 60%, or $519,000, to $1.4 million as the Company continued to successfully provide subsystems and components, including the custom-designed Align system, to OEMs. These increases more than offset the decline in sales of Integrated Coating Systems, which primarily are for more mature applications in the Medical market and can be highly variable in order volume. See the accompanying tables at the end of this release for a breakout of sales by Market and Product for the nine months ended November 30, 2018.

Gross margin was negatively impacted by the change in product mix toward more complex machines requiring more outsourced hardware content such as advanced motion control systems. Operating expenses were up in the period as the Company continued to invest in research and product development as well as marketing and selling activities in order to expand its future market opportunities. This includes additional software and resources as the Company begins to integrate smart technology into its products.

In the first nine months of fiscal 2019, net income and earnings per share reflect $189,000 of unrealized losses on marketable securities.

Backlog of $3.0 million more than doubled from $1.2 million at the end of fiscal 2018 and $1.4 million at the end of the trailing second quarter of fiscal 2019. Included in the recent backlog total was the order for an approximately $1.7 million ultrasonic coating machine, the single highest valued machine in the Company’s history. This machine is scheduled to be delivered by the end of fiscal 2020, which concludes on February 29, 2020. Orders can be highly variable from quarter-to-quarter resulting in large fluctuations in backlog, as product shipments are more systematically managed for both customer timing requirements and staffing management. Excluding the large machine order, the remainder of the backlog is expected to ship within one year.

Third Quarter Fiscal 2019 Results (Narrative compares with prior-year period unless otherwise noted)

	Three Months Ended November 30,		Change
	2018	2017	$	%
Net Sales	$3,155,000	$2,960,000	195,000	7%
Gross Profit	1,296,000	1,442,000	(146,000)	(10%	)
Gross Margin	41.1%	48.7%
Operating Income	$50,000	$188,000	(138,000)	(73%	)
Operating Margin	1.6%	6.4%
Net Income	$20,000	$194,000	(174,000)	(90%	)
Net Margin	0.6%	6.6%
Diluted Earnings Per Share	$0.00	$0.01
Weighted Average Shares - Diluted	15,386,000	15,113,000

Net sales growth was driven by higher value multi-axis coating machines primarily for the Alternative Energy market in the third quarter. See the accompanying tables at the end of this release for a breakout of sales by Market and Product for the three months ended November 30, 2018. Approximately 62% of sales originated outside of the United States and Canada in the third quarter compared with 60% in the prior-year period.

The change in gross margin reflects similar commentary as the year-to-date discussion above combined with an aggressive pricing strategy to establish a leading foothold in the China fuel cell market. Net income and earnings per share reflect $59,000 of unrealized losses on marketable securities.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at quarter-end were $5.7 million, down from $6.4 million at the end of fiscal 2018. The decline was the result of the timing of working capital requirements primarily due to an increase in receivables and inventory. The increase in accounts receivable was due to a large number of orders being shipped in the last month of the quarter to accommodate customer scheduling requests. Higher inventory is to address both customer demand for shorter delivery cycles and increased order levels.

Year-to-date capital expenditures were $487,000 compared with $158,000 in the prior-year period.  The increase was primarily due to investments of $337,000 to upgrade the Company’s CNC machinery. The Company expects that capital expenditures for the remainder of the fiscal year to be nominal for a total of approximately $0.5 million.

At November 30, 2018, the Company had total debt of $910,000, down $117,000 since fiscal 2018 year-end. Long-term debt is comprised of the mortgage on the Company’s industrial park complex and has an interest rate of 4.15%. Sono-Tek has a revolving credit line of $750,000, of which $659,000 was being utilized to collateralize a letter of credit issued to a customer that has remitted a cash deposit on an order.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement
We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, news releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products, including the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley	Deborah K. Pawlowski
Chief Financial Officer	Investor Relations
Sono-Tek Corporation	(716) 843-3908
info@sono-tek.com	dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Nine Months Ended November 30,		Three Months Ended November 30,
	2018	2017	2018	2017

Net Sales	$8,673,849	$8,114,007	$3,155,258	$2,959,577
Cost of Goods Sold	4,761,919	4,162,819	1,858,970	1,517,414
Gross Profit	3,911,930	3,951,188	1,296,288	1,442,163

Operating Expenses
Research and product development costs	978,733	941,497	324,969	324,324
Marketing and selling expenses	1,979,365	1,880,115	652,664	664,644
General and administrative costs	857,832	830,137	268,632	265,157
Total Operating Expenses	3,815,930	3,651,749	1,246,265	1,254,125

Operating Income	96,000	299,439	50,023	188,038

Interest Expense	(30,501)	(35,330)	(9,684)	(11,299)
Interest and Dividend Income	104,686	58,298	33,164	22,087
Realized gain on sale of marketable securities	119,075	11,207	—	19,791
Net unrealized loss on marketable securities	(189,016)	—	(59,359)	—
Other income	28,196	23,785	8,681	16,193

Income Before Income Taxes	128,440	357,399	22,825	234,810

Income Tax Expense	27,627	92,443	2,566	40,368

Net Income	100,813	264,956	20,259	194,442

Other Comprehensive Income
Net unrealized gain on marketable securities	—	111,137	—	51,499

Comprehensive Income	$100,813	$376,093	$20,259	$245,941

Basic Earnings Per Share	$0.01	$0.02	$0.00	$0.01

Diluted Earnings Per Share	$0.01	$0.02	$0.00	$0.01

Weighted Average Shares - Basic	15,078,933	14,964,048	15,164,440	14,969,933

Weighted Average Shares - Diluted	15,284,071	15,073,576	15,386,094	15,113,389

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30,
	2018	February 28,
	(Unaudited)	2018
ASSETS

Current Assets:
Cash and cash equivalents	$1,626,881	$2,016,464
Marketable securities	4,091,350	4,405,900
Accounts receivable (less allowance of $46,000)	1,163,316	774,778
Inventories, net	1,742,885	1,354,083
Prepaid expenses and other current assets	289,797	139,406
Total current assets	8,914,229	8,690,631

Land	250,000	250,000
Buildings, net	1,746,568	1,807,339
Equipment, furnishings and building improvements, net	800,127	498,401
Intangible assets, net	125,813	136,576
Deferred tax asset	396,387	396,387

TOTAL ASSETS	$12,233,124	$11,779,334

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$818,029	$652,863
Accrued expenses	628,278	893,192
Customer deposits	964,401	344,098
Current maturities of long term debt	161,102	156,119
Income taxes payable	10,821	84,621
Total current liabilities	2,582,631	2,130,893

Deferred tax liability	385,384	385,384
Long term debt, less current maturities	748,994	870,532
Total liabilities	3,717,009	3,386,809

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,191,725 and 14,986,367 shares issued and outstanding at November 30 and February 28, respectively	151,918	149,864
Additional paid-in capital	8,921,894	8,901,171
Accumulated deficit	(557,697)	(760,115)
Accumulated other comprehensive income	—	101,605
Total stockholders’ equity	8,516,115	8,392,525

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,233,124	$11,779,334

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Unaudited
	Nine Months Ended November 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$100,813	$264,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	256,519	279,848
Stock based compensation expense	22,777	31,536
Inventory reserve	48,000	77,601
Unrealized loss on marketable securities	189,016	—
Decrease (Increase) in:
Accounts receivable	(388,538)	172,465
Inventories	(436,802)	(240,144)
Prepaid expenses and other current assets	(150,391)	20,841
(Decrease) Increase in:
Accounts payable and accrued expenses	(99,748)	186,659
Customer deposits	620,303	573,650
Income taxes payable	(73,800)	37,555
Net Cash Provided by Operating Activities	88,149	1,404,967

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furnishings	(486,711)	(157,727)
Sale (purchase) of marketable securities	125,534	(1,994,175)
Net Cash Used in Investing Activities	(361,177)	(2,151,902)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	210
Repayment of long term debt	(116,555)	(111,777)
Net Cash Used In Financing Activities	(116,555)	(111,567)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(389,583)	(858,502)

CASH AND CASH EQUIVALENTS
Beginning of period	2,016,464	2,557,223
End of period	$1,626,881	$1,698,721

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$30,501	$35,330
Income Taxes Paid	$101,426	$58,969

SONO-TEK CORPORATION

ADDITIONAL INFORMATION – MARKET AND PRODUCT SALES

(Unaudited)

Market Sales:

	Three Months Ended
	November 30,		Change
	2018	2017	$	%
Electronics/Microelectronics	$1,025,000	$1,001,000	24,000	2%
Medical	607,000	815,000	(208,000)	(26%	)
Alternative Energy	1,004,000	539,000	465,000	86%
Emerging R&D and Other	137,000	254,000	(117,000)	(46%	)
Industrial	382,000	351,000	31,000	9%
TOTAL	$3,155,000	$2,960,000	195,000	7%

	Nine Months Ended
	November 30,		Change
	2018	2017	$	%
Electronics/Microelectronics	$2,719,000	$2,715,000	4,000	—
Medical	2,658,000	2,211,000	447,000	20%
Alternative Energy	1,644,000	1,169,000	475,000	41%
Emerging R&D and Other	238,000	438,000	(200,000)	(46%	)
Industrial	1,415,000	1,581,000	(166,000)	(11%	)
TOTAL	$8,674,000	$8,114,000	560,000	7%

Product Sales:

	Three Months Ended
	November 30,		Change
	2018	2017	$	%
Fluxing Systems	$281,000	$337,000	(56,000)	(17%	)
Integrated Coating Systems	286,000	426,000	(140,000)	(33%	)
Multi-Axis Coating Systems	1,681,000	1,251,000	430,000	34%
OEM Systems	402,000	250,000	152,000	61%
Other	505,000	696,000	(191,000)	(27%	)
TOTAL	$3,155,000	$2,960,000	195,000	7%

	Nine Months Ended
	November 30,		Change
	2018	2017	$	%
Fluxing Systems	$854,000	$822,000	32,000	4%
Integrated Coating Systems	917,000	1,676,000	(759,000)	(45%	)
Multi-Axis Coating Systems	3,813,000	3,016,000	797,000	26%
OEM Systems	1,380,000	861,000	519,000	60%
Other	1,710,000	1,739,000	(29,000)	(2%	)
TOTAL	$8,674,000	$8,114,000	560,000	7%